Exhibit 99.2

ARM HOLDINGS PLC

RULES OF THE ARM HOLDINGS PLC EMPLOYEE STOCK PURCHASE plan
Directors’ Adoption:	2 March 2016
Shareholders’ Approval:	28 April 2016
Expiry Date:	28 April 2026

CONTENTS

1. Meaning of words used	1
2. Purpose	4
3. Administration	4
4. Shares	5
5. Offerings	6
6. Eligibility	6
7. Participation	6
8. Employee Contributions	6
9. Deductions Changes	7
10. Withdrawal	7
11. Grant of Options	7
12. Exercise of Option and Purchase of Shares	8
13. Alternative Settlement on Exercise	8
14. Rights on Death or Other Termination of Employment	9
15. Issues or Transfers of Shares	10
16. Rights Not Transferable	11
17. Application of Funds	11
18. Corporate Events	11
19. Tax Withholding and Tax Liability	15
20. Notification upon Sale of Shares	15
21. Amendment of the Plan	15
22. Insufficient Shares	16
23. Relationship with Contract of Employment	16
24. Data Protection	17
25. Notices	17
26. Stamp Duty	18
27. Currency Conversion and Transfer	18
28. Third Party Rights	19
29. Provisions of the Plan	19

ARM Holdings plc – Rules – Employee Stock Purchase Plan

(i)

CONTENTS

30. Termination of the Plan	19
31. Governing Law	19
32. Effective Date and Approval of Shareholders	19
Schedule	20
International section of the ARM Holdings plc Employee Stock Purchase Plan	20
1. Application	20
2. Meaning of terms used	20
3. Eligibility	20
4. Employee contributions	21
5. Phantom Options	21
6. Corporate Events	21
7. References to the Code that do not apply	21
8. US Section 409A	22

ARM Holdings plc – Rules – Employee Stock Purchase Plan

(ii)

ARM Holdings plc Employee Stock Purchase Plan Rules

1.	Meaning of words used

1.1	In these Rules:

“Acquiring Company” means a person who obtains or has obtained Control of the Parent;

“ADR” means an American Depositary Receipt representing Shares;

“Board of Directors” means the Board of Directors of the Parent (or a duly authorised committee);

“Cash Equivalent” means the amount, if any, by which the Fair Market Value on the date of exercise exceeds the Option Price, multiplied by the number of Shares in respect of which the Option is duly exercised on that occasion;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Committee” means:

(i)	in the case of Senior Employees, the Remuneration Committee of the Board of Directors, or a sub-committee of it; and

(ii)	in any other case, the committee as described at (i) above or the Share Schemes Committee of the Board of Directors, or another committee or body authorised to operate the Plan;

“Compensation” means the amount of gross base pay, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, company pension contributions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains from stock options or awards and similar items payable to that person by any member of the Group;

“Control” means the power of a person to secure, by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association or other document, that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Dealing Day” means any business day on which the London Stock Exchange (or, if relevant and the Committee so determines, any stock exchange nominated by the Committee on which the Shares or ADRs, as appropriate, are traded) is open for trading;

“Designated Subsidiary” means any present or future Subsidiary that is designated from time to time, whether before or after the Plan is approved by shareholders, to participate in the Plan by the Board of Directors or by the Committee;

“Exchange Rate” means the exchange rate designated by the Committee from time to time for the purpose of converting US dollars into British pounds or British pounds into US dollars, as appropriate;

“Exercise Date” means, in relation to an Option, the last day of the Offering Period for that Option;

ARM Holdings plc – Rules – Employee Stock Purchase Plan

“Fair Market Value” means an amount equal to:

(i)	the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for the preceding Dealing Day; or

(ii)	where relevant, the closing price of an ADR quoted on the NASDAQ stock exchange for the preceding Dealing Day,

or, if the Shares or ADRs, as appropriate, are not traded on such exchange, the market value of a Share or ADR, as appropriate, as determined in good faith by the Committee PROVIDED THAT such amount or value is not less than the fair market value of a Share or ADR for the purpose of the Code;

“Group” means the Parent and any Subsidiary and the expression “Group Company” shall be construed accordingly;

“IA” means the Investment Association (an organisation which represents UK investment managers);

“Model Code” means the Model Code for transactions in securities issued from time to time by the Financial Conduct Authority and any other applicable rules, statutory requirements or guidance as may from time to time be in force governing transactions in securities and/or any code adopted by the Board of Directors in addition or replacement;

“New Option” means an option to acquire shares in an Acquiring Company (or another body corporate determined by the Acquiring Company), granted in consideration for the release of a subsisting Option, which:

(i)	is equivalent in all material respects with the corresponding released Option (as determined by the Committee);

(ii)	is treated as having been acquired at the same time as the corresponding released Option; and

(iii)	is governed by the Plan as if references to Shares were references to the shares over which the New Option is granted and, except in relation to the definition of “Committee” for the purposes of Rules 18.1.1, 18.1.10 and this definition of “New Option”, references to the Parent were references to the Acquiring Company (or the body corporate determined by the Acquiring Company, as appropriate);

“Offering” means an offering under Rule 5;

“Offering Date” means the commencement date of the Offering which must be within the period of forty-two days commencing on the date on which the Plan was approved by resolution of the Parent’s shareholders or (except where the Plan is operated on an evergreen basis such that a new Offering Period begins as soon as the previous one ends), within forty-two days commencing on:

(i)	the day on which the results of the Parent are announced for any period;

(ii)	a day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options;

ARM Holdings plc – Rules – Employee Stock Purchase Plan

(iii)	any day on which changes to the law affecting Options are announced, effected or made; or

(iv)	the lifting of any restrictions imposed by statute, order, regulation, government directive, or the Model Code which prevented the grant of Options during the periods specified above;

“Offering Period” means the period, as determined by the Committee in accordance with Rule 5, over which employees agree to payroll deductions in connection with the Plan;

“Option” means a right to acquire Shares under the Plan;

“Option Price” means the purchase price for each Share which may be purchased under an Option, as determined by the Committee on the Offering Date, and which may be determined:-

(i)	as a proportion (to be not less than eight five percent (85%)) of the Fair Market Value on the Offering Date;

(ii)	as a proportion (to be not less than eighty five percent (85%)) of the Fair Market Value on the Exercise Date (or exercise date under Rule 18); or

(iii)	as the lower of the amounts in (i) and (ii),

PROVIDED THAT, in the case of an Option to subscribe, the purchase price for each Share is not less than the nominal value of a Share unless (and to the extent that) the Board of Directors gives an Undertaking;

“Other Plan” means any plan (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Group;

“Parent” means ARM Holdings plc, registered in England and Wales under number 2548782;

“parent corporation” means a “parent corporation”, as defined in Section 424(e) of the Code, with respect to the Parent;

“Participant” means a person to whom an Option has been granted or, if that person has died and where the context requires, his designated beneficiary (as described in Rule 14.2);

“Plan” means the ARM Holdings plc Employee Stock Purchase Plan as set out in these Rules (including any schedules), as amended from time to time;

“Senior Employee” means any executive director of a Group Company, or a senior employee of the Group who is not a director but who is, in the opinion of the Committee, closely involved in the management and administration of the Group as a whole;

“Service Requirement” means any period of employment within the Group as the Committee in its absolute discretion may determine is required and, unless otherwise determined, no such period of employment shall be required;

“Share” means an ordinary share in the capital of the Parent;

ARM Holdings plc – Rules – Employee Stock Purchase Plan

“Sub-plan” means any sub-plan set out in a schedule to this Plan that is not intended to qualify under Section 423 of the Code and that provides for the grant of rights to acquire Shares (or cash) in accordance with rules set out in that schedule;

“Subsidiary” means a “subsidiary corporation”, as defined in Section 424(f) of the Code, with respect to the Parent;

“Tax Liability” means a liability of any Group Company (or former Group Company) to account for any taxes, duties, levies, employee’s social security contributions or other amounts (wherever arising) in respect of an Option (including the grant, vesting, exercise, assignment or release of the Option) or the acquisition of Shares or of any interest in Shares or the payment of any cash amounts in connection with the Plan or otherwise in connection with a Participant’s participation in the Plan. References to social security contributions include anything which, in the opinion of the Parent, is reasonably comparable to social security contributions;

“Treasury Shares” means Shares in the Parent as referred to in section 724 of the UK Companies Act 2006;

“UK” means United Kingdom;

“Undertaking” means, in relation to an Option, an undertaking that upon the exercise of such Option, arrangements will be made for the capitalisation of undistributed profits or reserves of the Parent of an amount equal to the amount by which the aggregate Option Price is less than the aggregate nominal value of the Shares to be issued upon such exercise; and

“US” means United States of America.

1.2	In the Plan, except insofar as the context otherwise requires:

1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

1.2.3	references to any enactment or statutory requirement, shall be construed as a reference to that enactment or requirement as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under it; and

1.2.4	headings are provided for reference only and shall not be considered as part of the Plan.

2.	Purpose

The purpose of the Plan is to provide employees of Designated Subsidiaries with the opportunity to purchase Shares. The Plan (but without any of its Schedules) is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and, where relevant, shall be interpreted in accordance with that intent. Participation may also be offered under a Sub-plan.

3.	Administration

3.1	The Plan will be administered by the Committee. The Committee has authority to make rules and regulations for the administration of the Plan.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

3.2	If any question or dispute arises as to the interpretation of the Plan or any rules, regulations or procedures relating to it, the decision of the Committee shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, including any Option.

3.3	The cost of establishing and operating the Plan shall be borne by the Parent and/or any Designated Subsidiary in such proportions as the Committee shall determine.

4.	Shares

4.1	Limit for all share plans

Options may be granted pursuant to these Rules provided that such Options shall be limited and take effect so that the grant does not result in the aggregate of:

4.1.1	the maximum number of Shares which remain issuable (and when it is a best practice requirement of the IA, the maximum number of Treasury Shares that remain re-issuable) pursuant to subsisting Options granted under the Plan within the preceding five years;

4.1.2	the actual number of Shares which have been issued (and when it is a best practice requirement of the IA, the actual number of Treasury Shares that have been reissued) pursuant to Options granted under the Plan within the preceding five years; and

4.1.3	the number of Shares which have been issued (and when it is a best practice requirement of the IA, the number of Treasury Shares that have been reissued) or which remain issuable or re-issuable accordingly (as the case may be) pursuant to rights granted under any Other Plan within the preceding five years, exceeding ten percent (10%) of the Shares in issue on the last Dealing Day before the Offering Date PROVIDED THAT the limit in Rule 4.2.1 is not exceeded. The Committee may adjust the aggregate number of Shares in each case to reflect any subsequent variation of Share capital in such manner as it considers is fair and reasonable in its discretion PROVIDED THAT the limit in Rule 4.2.1 is not exceeded. For the purposes of this Rule 4.1, any Shares issued to a trustee in connection with specific Options granted under the Plan shall count as Shares issued pursuant to Options granted under the Plan.

4.2	Number of Shares available under this Plan and for each Offering

4.2.1	Subject to Rule 4.1, twenty-five million (25,000,000) Shares in aggregate will be available for issuance under the Plan, being 1.77% of the Share capital at the date of the adoption of the Plan by the Board of Directors. For the avoidance of doubt, if Options lapse, the Shares that were subject to those Options may be used again for the purposes of this limit.

4.2.2	Subject to the limits contained in Rules 4.1, 4.2.1, 8 and 11, the maximum number of Shares that may be awarded to a Participant in any Offering shall not exceed ten thousand (10,000).

ARM Holdings plc – Rules – Employee Stock Purchase Plan

5.	Offerings

The Parent will make one or more Offerings to eligible employees to purchase Shares under the Plan. Each Offering will be for any period of between six (6) and twenty four (24) calendar months as determined by the Committee from time to time.

6.	Eligibility

All employees (including employees who are also directors) of any Designated Subsidiary whose employees are intended to be offered the opportunity to be granted Options that are qualifying under Section 423 of the Code are eligible to participate in any one or more of the Offerings under the Plan, except where prohibited by law PROVIDED THAT as of the Offering Date they have completed any Service Requirement.

7.	Participation

7.1	An employee who is eligible pursuant to Rule 6 on any Offering Date may participate in such Offering by submitting an enrolment form (which may be in writing or electronic form) to his appropriate payroll location (or such other person as the Parent may direct) at least ten (10) business days before the Offering Date (or by such other deadline as shall be established for the Offering). The form will (a) state a whole percentage to be deducted from his Compensation for each pay period during the Offering, (b) authorize the purchase of Shares for him in the Offering in accordance with the terms of the Plan, and (c) specify the exact name in which Shares purchased for him are to be registered. An employee who does not enrol in accordance with these procedures will be deemed to have waived his right to participate. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

7.2	Unless the Committee determines otherwise, and subject to a Participant’s right to withdraw under Rule 10, an eligible employee’s enrolment form submitted in accordance with Rule 7.1 shall remain effective for and applicable to subsequent Offerings.

7.3	By participating in the Plan, a Participant agrees to be bound by the terms and conditions set out in the Rules to the Plan.

8.	Employee Contributions

8.1	Each eligible employee may authorize payroll deductions at any whole percentage up to a maximum of ten percent (10%) of his Compensation for each pay period (or such lower percentage figure as may be specified by the Committee in relation an Offering). The Parent and/or each Designated Subsidiary will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

8.2	If, in any of his pay periods, a Participant’s net pay is insufficient to allow for the deduction in full of his payroll deduction amount (in consequence of absence from work on parental or other temporary leave), the Committee may allow the Participant to make other arrangements (as agreed by the Committee) for paying the full amount required for that pay period and, in those cases, references in the Plan to payroll deductions shall be read and construed accordingly. This Rule shall be applied by the Committee in a manner that is fair and reasonable.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

8.3	Subject to Rule 8.2, Participants may not make additional payments in connection with the Plan during or at the end of an Offering Period (including top-ups).

9.	Deductions Changes

A Participant may not increase his payroll deduction during any Offering. A Participant may not decrease his payroll deduction during an Offering, but may terminate his payroll deduction for the remainder of the Offering and withdraw from the Offering under Rule 10.

10.	Withdrawal

10.1	A Participant may withdraw from participation in an Offering by delivering a notice of withdrawal (in such form as specified by the Parent) to his appropriate payroll location (or such other person as the Parent may direct). The Participant’s Option will lapse on the date the notice is received and his payroll deductions will cease as soon as practicable. Following a Participant’s withdrawal, the Parent or Designated Subsidiary will refund to him his entire account balance under the Offering (plus any amount rolled over from previous Offerings), without interest, as soon as practicable. Partial withdrawals are not permitted. The Participant may not begin participation again during the remainder of the Offering, but may enrol in a subsequent Offering in accordance with Rule 7.

10.2	Any notice of withdrawal received within the period of one month before the Exercise Date will not be effective in respect of the then current Offering but will, unless expressed to the contrary, be taken as a notice of withdrawal in respect of the next Offering where the Plan is being operated on an evergreen basis (such that a new Offering Period begins as soon as the previous one ends).

11.	Grant of Options

11.1	On each Offering Date, subject to Rule 11.2 and the limits in Rule 4, the Parent will grant to each eligible employee who has submitted an enrolment form in accordance with Rule 7.1 an Option to purchase, on the Exercise Date (or exercise date under Rule 18, if earlier), such number of Shares as could be purchased at the Option Price using the employee’s accumulated payroll deductions for that Offering (plus any amount rolled over from one or more previous Offerings).

11.2	No employee may be granted an Option if, immediately after the Option was granted, such employee would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Parent or any parent corporation or Subsidiary. For the purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase Shares under the Plan, and any other employee stock purchase plan of the Parent and any parent corporations and Subsidiaries, to accrue at a rate which exceeds $25,000 (or such other limit specified in Section 423(8) of the Code), calculated using the Fair Market Value (determined on the Offering Date), for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

12.	Exercise of Option and Purchase of Shares

12.1	Subject to Rule 12.2, each Participant who continues to be an employee within the Group on the Exercise Date shall be deemed to have exercised his Option on such date.

12.2	If the Fair Market Value at the Exercise Date is less than or equal to the Option Price the Option shall lapse and the Participant’s accumulated payroll deductions for that Offering shall be refunded, without interest, to the Participant as soon as practicable.

12.3	When a Participant exercises an Option pursuant to any Rule of this Plan, the Option shall be exercised so as to deliver the maximum number of whole Shares subject to the Option as can be purchased at the Option Price using the Participant’s accumulated payroll deductions at that time (converted using the Exchange Rate in effect at that time), rounded down to the nearest whole number, subject to any other limitations contained in the Plan. To the extent an Option is not so exercised, it shall lapse.

12.4	Subject to Rule 12.2, any amount remaining in a Participant’s account at the end of an Offering Period will be rolled over to the next Offering.

12.5	No Option may be exercised in contravention of the Model Code. If, on any occasion, the exercise of an Option is restricted by reason of the Model Code, such Option shall be exercised as soon as practicable after all such restrictions have been lifted, in which case “Exercise Date” and the provisions of this Plan shall be interpreted accordingly.

13.	Alternative Settlement on Exercise

13.1	Where an Option has been duly exercised in respect of any number of Shares and those Shares have not yet been issued or transferred, the Committee may determine that either:

13.1.1	a Group Company shall procure the sale on behalf of the Participant of such Shares and pay to the Participant the net proceeds of sale; or

13.1.2	in substitution for (and satisfaction of) his right to acquire such number of Shares, the Participant shall be paid a sum equal to the Cash Equivalent of that number of Shares.

13.2	As soon as reasonably practicable after:

13.2.1	the Shares are sold pursuant to Rule 13.1.1; and/or

13.2.2	a determination has been made under Rule 13.1.2 that a Participant shall be paid a Cash Equivalent in substitution for (and satisfaction of) his right to acquire Shares,

the relevant Group Company shall pay to the Participant or procure the payment to him of that sum in cash (converted using the Exchange Rate in effect at that time, where relevant, and subject to Rule 19) and shall ensure that his payroll deductions (or his payroll deductions equal to the aggregate Option Price payable in relation to the exercise of his Option) are refunded to him, without interest, as soon as practicable, with any balance being rolled over in accordance with Rule 12.4.

13.3	Where the Committee makes a determination under Rule 13.1.2:

ARM Holdings plc – Rules – Employee Stock Purchase Plan

13.3.1	subject to Rule 13.3.2, the Participant will not be required to pay any cash amount in respect of the Option Price otherwise payable for the exercise of the Option on that occasion; and

13.3.2	in relation to an Option to subscribe, unless (and to the extent that) the Board of Directors gives an Undertaking, the Participant will be required to pay the aggregate nominal value of any Shares acquired by him, in which case the Parent shall specify the arrangements for collecting such nominal value from the Participant, which may include it being taken into consideration in the application of this Rule 13.

13.4	In relation to any Option, the Committee may determine, in its discretion, that the number of Shares subject to such Option shall be reduced (on such basis as it determines appropriate) to take account of the aggregate Option Price payable and/or any Tax Liability which may arise, in which case the value of the number of Shares by which the Option is reduced in order to reflect the Tax Liability which may arise (as determined by the Committee based on the Fair Market Value at that time) shall be paid in cash (converted using the Exchange Rate in effect at that time, where relevant) to the Participant as soon as reasonably practicable, subject to any relevant deductions in accordance with Rule 19.1.2.

13.5	If the Shares subject to an Option are (or are to be) reduced under Rule 13.4 to take account of the aggregate Option Price payable:

13.5.1	subject to Rule 13.5.3, the Participant will not be required to pay any cash amount in respect of the Option Price otherwise payable for the exercise of the Option on that occasion;

13.5.2	the relevant Group Company shall ensure that the Participant’s payroll deductions (or his payroll deductions equal to the aggregate Option Price payable in relation to the exercise of his Option, as appropriate) are refunded to him, without interest, as soon as practicable, with any balance being rolled over in accordance with Rule 12.4; and

13.5.3	in relation to an Option to subscribe, unless (and to the extent that) the Board of Directors gives an Undertaking, the Participant will be required to pay the aggregate nominal value of any Shares acquired by him, in which case the Parent shall specify the arrangements for collecting such nominal value from the Participant, which may include it being taken into consideration in the application of this Rule 13.

13.6	The Committee may determine, in its discretion, that it shall settle the exercise of an Option, in whole or in part, by using any combination of the methods set out in this Rule 13.

14.	Rights on Death or Other Termination of Employment

14.1	If a Participant’s employment terminates before the Exercise Date for any Offering for any reason other than death, no further payroll deductions will be taken from any pay due and owing to the Participant, his Option will lapse and the balance in his account will be paid to him as if he had validly withdrawn from the Plan under Rule 10. For the purposes of this Rule 14 a Participant’s employment shall be treated as terminating on the date he ceases to be employed by a Group Company without immediately commencing employment with another Group Company.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

14.2	If a Participant dies whilst in employment within the Group before the Exercise Date for an Offering, no further payroll deductions will be taken in relation to the Participant and his designated beneficiary shall have the right to elect either to exercise the Participant’s Option on the Exercise Date for the Offering (or exercise date under Rule 18) or to withdraw from the Offering. Such election shall be made by notice to the Parent (or such other person as the Parent shall direct) in the form determined by the Parent, delivered prior to the Exercise Date (or exercise date under Rule 18, as appropriate) and not later than sixty (60) days (or such other period as the Committee may determine) after the Participant’s death. If the designated beneficiary elects to withdraw, or makes no election within the applicable time period, the Option will lapse and the balance of the Participant’s account will be paid to his designated beneficiary as if he had validly withdrawn from the Plan under Rule 10. Beneficiaries shall be designated in the manner provided by the Parent.

15.	Issues or Transfers of Shares

15.1	The Parent shall issue or transfer or procure the issue or transfer of the number of Shares in respect of which an Option is duly exercised to, or to the order of, a Participant as soon as practicable following the exercise of his Option (subject to Rule 19).

15.2	For the purposes of the Plan, Shares delivered following exercise of an Option may be newly issued Shares, Treasury Shares or Shares transferred by a third party.

15.3	Neither the granting of an Option to a Participant nor the deductions from his pay shall constitute such Participant a shareholder of the Shares subject to that Option until such Shares have been purchased by him and issued or transferred to him.

15.4	If a Participant requests, some or all of the Shares he acquires on exercise of his Option may be issued or transferred to a nominee of the Participant, provided that beneficial ownership of the Shares vests in the Participant.

15.5	Certificates (or other evidence of ownership) representing Shares purchased under the Plan may be issued only in the name of the Participant or in the name of a nominee authorized by that Participant.

15.6	No Shares may be issued or transferred in contravention of the Model Code. If on any occasion the issue or transfer of any Shares is restricted by reason of the Model Code, such Shares shall be issued or transferred as soon as practicable after all such restrictions have been lifted.

15.7	All allotments, issues, transfers and sales of Shares will be subject to the Parent’s Articles of Association and all applicable rules of any securities exchange on which Shares are listed or traded and any necessary consents or governmental approvals under any relevant enactments or regulations for the time being in force in the UK, the US or elsewhere. A Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent or approval.

15.8	The Parent may require, as a condition of exercise of any Option, that such exercise be permissible under all applicable laws, including without limitation under the US Securities Act of 1933, as amended, and comply with the requirements of any exchange on which the Shares are then admitted to trading. In connection therewith, the Parent may require, as a condition of the effectiveness of the exercise of any Option, that the Participant shall have made such

ARM Holdings plc – Rules – Employee Stock Purchase Plan

representations, in a manner satisfactory to the Parent, and agreed to such transfer limitations, as the Committee shall reasonably require.

15.9	All Shares issued or transferred pursuant to the Plan shall rank equally in all respects with the Shares then in issue except that:

15.9.1	Shares issued pursuant to the Plan will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

15.9.2	in respect of Shares transferred (including a transfer of Treasury Shares) pursuant to the Plan, a Participant will be entitled only to those rights attaching to Shares by reference to a record date on or after the transfer date.

15.10	Whilst the Shares are listed on the Official List maintained by the Financial Conduct Authority and traded on the London Stock Exchange, the Parent will apply for listing of any Shares issued in connection with the Plan as soon as practicable.

16.	Rights Not Transferable

16.1	Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable only by the Participant.

16.2	An Option shall lapse immediately if the Participant, whether voluntarily or involuntarily, transfers or assigns it (or any rights in respect of it) or mortgages, charges or otherwise disposes of it or of any rights in respect of it (except as provided in Rule 16.1) or, to the extent permitted by applicable law, is adjudicated bankrupt.

17.	Application of Funds

All funds received or held by the Parent or any Designated Subsidiary under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

18.	Corporate Events

18.1	Takeovers, reconstructions and option exchanges

Internal Re-organisation

18.1.1	The following provisions of this Rule 18.1 shall have effect subject to this Rule 18.1.1.

If as a result of the events specified in Rules 18.1.2 or 18.1.3 a company will obtain Control of the Parent, or a company will become bound or entitled as mentioned in Rule 18.1.4, then notwithstanding Rules 18.1.2, 18.1.3 or 18.1.4 if, when the company acquires Control or becomes bound or entitled, the majority of the persons comprising its board are members of the Board of Directors, then an Option will not become exercisable as a result of the operation of Rules 18.1.2, 18.1.3 or 18.1.4 if the Acquiring Company (or another body corporate determined by the Acquiring Company) makes an offer to exchange all subsisting Options for the grant of New Options within:

(i)	30 days of the date of change of Control referred to in Rule 18.1.2;

ARM Holdings plc – Rules – Employee Stock Purchase Plan

(ii)	30 days of the Court sanctioning a compromise or arrangement referred to in Rule 18.1.3; or

(iii)	21 days of the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 18.1.4.

If no offer is made within the period so defined, Rules 18.1.2, 18.1.3 and 18.1.4 shall continue to apply. For the avoidance of doubt this Rule 18.1.1 does not affect the date the Options lapse under Rules 18.1.2, 18.1.3 or 18.1.4.

Where an Acquiring Company (or another body corporate determined by the Acquiring Company) does offer to exchange all Options under this Rule 18.1.1, unless the Committee determines otherwise (in which case it shall determine whether Options shall lapse to the extent not exchanged or whether Rule 18.1.2, 18.1.3 or 18.1.4, as appropriate, shall continue to apply to the Options), each Participant shall be deemed to accept the New Option that corresponds to his subsisting Option.

Takeover

18.1.2	If any person obtains Control of the Parent as a result of making:

(i)	an offer (whether a general offer or not) to acquire the whole of the issued share capital of the Parent (other than that which is already owned by the offeror) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Parent; or

(ii)	an offer (whether a general offer or not) to acquire all the shares (other than shares which are already owned by the offeror) in the Parent which are of the same class as the Shares,

then the Parent shall notify all Participants as soon as is practicable of the offer. Any subsisting Option may, subject to Rule 18.1.7, be exercised (but so that any exercise shall be conditional upon Control being obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Parent and any condition subject to which the offer is made has been satisfied. Subject to Rule 18.1.8, at the end of this six-month period an unexercised Option shall lapse.

Compromise or Arrangement

18.1.3	If under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations, it is proposed that the relevant legal authority (the “Court”) sanctions a compromise or arrangement in relation to the Parent or likely to affect or apply to Shares, then the Parent shall give notice to all Participants at the same time as it sends notices to members of the Parent calling the meeting to consider such a compromise or arrangement. Any subsisting Option may, subject to Rule 18.1.7, be exercised by a Participant subject to the terms of this Rule from the date of the receipt of that notification up to the later of the expiry of six months from the date of such notice or the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 18.1.8, at the end of the

ARM Holdings plc – Rules – Employee Stock Purchase Plan

relevant period an unexercised Option shall lapse. The exercise of an Option under this Rule 18.1.3 shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective. If the Shares acquired on the exercise of the Option are not subject to such compromise or arrangement, then the Participant shall transfer or otherwise deal with the Shares acquired by him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

Bound or Entitled

18.1.4	If any person becomes bound or entitled to acquire Shares under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations any subsisting Option may, subject to Rule 18.1.7, be exercised at any time when that person remains so bound or entitled. Subject to Rule 18.1.8, at the end of this period an unexercised Option shall lapse.

Rollover

18.1.5	If as a result of the events specified in Rules 18.1.2 or 18.1.3 a company has obtained Control of the Parent, or a company has become bound or entitled as mentioned in Rule 18.1.4, the Participant may, if that company so agrees, release any subsisting Option he holds in consideration for the grant of a New Option.

Winding-up

18.1.6	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Parent, then the Parent shall notify all Participants as soon as is practicable and any subsisting Option shall be exercisable (but so that any exercise shall be conditional upon such resolution being passed) from the date of receipt of such notification until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Subject to Rule 18.1.8, immediately after such a resolution is passed an unexercised Option shall lapse.

General

18.1.7	If as a result of the events specified in Rules 18.1.2 or 18.1.3 a person has obtained Control of the Parent, or if a person has become bound or entitled as mentioned in Rule 18.1.4, the Committee shall be entitled at any time to specify that all subsisting Options shall lapse and cease to be exercisable at the end of a period of not less than 30 days by notice to the Participants to this effect. At the end of the period so specified an unexercised Option shall lapse and cease to be exercisable.

18.1.8	An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 18.1.2, 18.1.3, 18.1.4, or 18.1.6 shall, if an event so specified occurs, lapse in accordance with the relevant sub-rule of Rule 18.1 or, if earlier, as determined by any other provision of these Rules dealing with the time of lapse. Where prior to the date an Option lapses there occurs one or more further events specified in Rules 18.1.2, 18.1.3, 18.1.4, or 18.1.6 an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 18.1.8 and the date of lapse relevant to the further event or events.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

18.1.9	For the purpose of this Rule 18.1 a person shall be deemed to have obtained Control of the Parent if he and others acting in concert with him have together obtained Control of it.

18.1.10	A New Option shall not be exercisable by virtue of the event pursuant to which it was granted. A New Option granted in consideration of the release of a subsisting Option shall be evidenced by an Option document which shall import the relevant provisions of these Rules, subject only to such amendments as the Committee considers are necessary or appropriate to reflect the change in identity of the company over whose shares the New Option subsists and similar consequential changes.

18.1.11	No Option shall be exercised pursuant to this Rule 18.1 on a date later than the Exercise Date. If any condition on exercise of an Option that arises under this Rule 18.1 has not been satisfied by the Exercise Date, unless the Committee determines that Rule 12.1 shall apply instead, such condition shall be deemed not satisfied and such Option shall lapse on that date.

18.1.12	If the Committee so determines, no deduction from a Participant’s Compensation shall be made after notice has been given under Rule 18.1.2 or 18.1.3 or where a person first becomes bound or entitled under Rule 18.1.4.

18.1.13	Any amount remaining in a Participant’s account following the application of this Rule 18.1, shall be refunded, without interest, to the Participant as soon as practicable (except where an Option is to be released in consideration of the grant of a New Option).

18.1.14	An Option shall be exercised under this Rule 18 by notice given by the Participant in such form and to such person as determined by the Parent.

18.2	Variation of Share Capital

18.2.1	In the event of any variation of the share capital of the Parent, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue, open offer, consolidation, sub-division, reduction of capital, and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form the number of Shares subject to any Option and the Option Price may be adjusted by the Committee in such manner as is, in its opinion, fair and reasonable provided that such variation does not amount to a modification of the Option for the purposes of Section 424(h) of the Code and that the Option Price for a Share subject to an Option to subscribe is not reduced below its nominal value unless (and to the extent that) the Board of Directors gives an Undertaking.

18.2.2	A variation pursuant to Rule 18.2.1 shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within the period from the record date to the date when the Options are adjusted shall be treated as exercised with the benefit of the variation.

18.2.3	The Parent shall take such steps as the Committee considers necessary to notify Participants of any adjustment made under Rule 18.2.1.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

18.3	Other changes affecting the Shares

In the event of any other change affecting the Shares, such adjustment may be made as shall be deemed equitable by the Committee to give proper effect to such event provided that it does not amount to a modification of the Option for the purposes of Section 424(h) of the Code.

19.	Tax Withholding and Tax Liability

19.1	By participating in the Plan, each Participant:

19.1.1	agrees that he shall be responsible for and shall bear any Tax Liability that may arise and shall reimburse the relevant Group Company (or former Group Company) for any Tax Liability that arises;

19.1.2	agrees that the relevant Group Company (or former Group Company) shall have the right to deduct any amount representing any Tax Liability that arises from any payment of any kind otherwise due to the Participant, including a refund of payroll deductions under the Plan, or to make any other arrangements necessary for the Group Company (or former Group Company) to satisfy the Tax Liability; and

19.1.3	authorises any Group Company:

(i)	to sell or procure the sale on his behalf of such number of the Shares he acquires on exercise as the Parent deems appropriate to realise net proceeds sufficient to meet any Tax Liability that arises; and

(ii)	to procure payment to the relevant Group Company (or former Group Company) out of the net proceeds of sale of such Shares as mentioned in (i) above (after deduction of all fees, commissions and expenses incurred in relation to such sale) of monies to satisfy any Tax Liability that arises.

20.	Notification upon Sale of Shares

Each Participant agrees, by participating in the Plan, that if he holds Shares acquired on exercise of an Option outside of the Parent’s or relevant Group Company’s corporate nominee facility, he will give the Parent prompt notice of any disposition of Shares purchased under the Plan where such disposition occurs within one year after the date of exercise or within two years after the Offering Date for the Offering in which such Shares were purchased.

21.	Amendment of the Plan

21.1	Amendment to Plan Rules except Rule 4.2

The Board of Directors or the Committee may at any time, and from time to time, amend the Plan except that without the prior approval of the shareholders of the Parent no amendment (save as noted in Rule 21.2) shall be made increasing the number of Shares approved for the Plan, or making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, or altering to the advantage of any Participant (except for minor amendments to benefit the administration of the Plan, to take account of a change in the legislation or developments in the law affecting the Plan, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any Group Company) the persons to whom or for

ARM Holdings plc – Rules – Employee Stock Purchase Plan

whom Shares and any other benefits are provided under the Plan; the limitations on the number of Shares subject to the Plan; the maximum entitlement of any Participant; and the basis for determining a Participant’s entitlement to Shares and any other benefits and for any adjustment under Rule 18.2.

21.2	Amendment to Rule 4.2

In the case of an amendment to Rule 4.2, provided that such amendment would not thereby enable the limit in Rule 4.1 to be exceeded, the Board of Directors or the Committee may make such amendment subject to obtaining approval, within twelve months of such Board of Directors or Committee amendment, by the holders of a majority of the Shares present or represented and entitled to vote at a meeting of the shareholders.

22.	Insufficient Shares

If the total number of Shares that would otherwise be purchased on any Exercise Date (or exercise date under Rule 18) plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date (or exercise date under Rule 18).

23.	Relationship with Contract of Employment

23.1	This Rule 23 applies during an employee’s employment and after the termination of an employee’s employment, whether or not the termination is lawful.

23.2	Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an employee (or former employee). The rights and obligations arising from the employment relationship between the employee (or former employee) and the relevant Group Company (or former Group Company) are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment and is not a pensionable benefit.

23.3	No employee has a right to participate in the Plan. The existence of a contract of employment with any Group Company (or former Group Company) does not give an employee (or former employee) any right or entitlement to participate on a particular basis or at all. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year. Even repeated participation in the Plan shall not create future entitlements to participate at all.

23.4	The terms of the Plan do not entitle an employee (or former employee) to the exercise of any discretion in his favour.

23.5	An employee (or former employee) will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the employee (or former employee) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee (or former employee) and his employer (or former employer).

ARM Holdings plc – Rules – Employee Stock Purchase Plan

23.6	No employee (or former employee) has any right (or additional right) to compensation or damages for any loss or potential loss in relation to the Plan, including any loss in relation to:

23.6.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

23.6.2	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; and/or

23.6.3	the operation, suspension, termination or amendment of the Plan.

23.7	By participating in the Plan, an employee (or former employee) waives any and all rights to compensation and damages in connection with the Plan (including, in particular, those described in Rule 23.6) in consideration for, and as a condition of, the grant of an Option under the Plan.

24.	Data Protection

24.1	By participating in the Plan, a Participant (or potential Participant) consents to the collection, holding, processing and transfer of personal data provided by the Participant (or potential Participant) to any Group Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

24.1.1	administering and maintaining Participant accounts and Participant (and potential Participant) records;

24.1.2	implementing, administering and managing the Plan and the grant of Options and acquisition of Shares pursuant to Options;

24.1.3	providing information to Group Companies, the trustee of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

24.1.4	providing information to future purchasers of any Group Company or the business in which the Participant (or potential Participant) works;

24.1.5	transferring information about the Participant (or potential Participant) to a country or territory that may not provide the same statutory protection for the information as the Participant’s (or potential Participant’s) home country.

24.2	For the purposes of this Rule 24, “personal data” shall mean, in relation to a Participant or potential Participant, his name, home address, email address, telephone number, date of birth, National Insurance Number (or equivalent), bank details, details of all rights to acquire Shares or other securities or cash granted to such person and of Shares or other securities issued or transferred to such person (or to his order) or cash paid to such person pursuant to this Plan and any other personal information which could identify such person and is necessary for the operation or administration of this Plan.

25.	Notices

25.1	Except as otherwise provided in this Plan, any notice or other communication under or in connection with the Plan may be given by any person to an employee or Participant personally or sent by post to the employee’s or Participant’s work or home address (as last known by the

ARM Holdings plc – Rules – Employee Stock Purchase Plan

sender to be the employee’s or Participant’s address) or given electronically and, subject to Rule 25.4, any notice or other communication given in accordance with this Rule 25.1 shall be deemed to have been given:

25.1.1	upon delivery if given personally;

25.1.2	after 48 hours if sent by post (72 hours if overseas); or

25.1.3	at the time of transmission if given electronically.

25.2	Any notice or other communication sent to an employee or Participant shall be deemed to have been duly given notwithstanding that such employee or Participant is then deceased (and whether or not any Group Company has notice of his death) except where the employee’s or Participant’s designated beneficiary has established his entitlement to the satisfaction of the Parent and supplied to the Parent an alternative address to which documents are to be sent.

25.3	Any notice or other communication to be given under or in connection with the Plan may be given to the Parent or another Group Company (as appropriate) or other such person as may be nominated from time to time by the Parent or relevant Group Company (as appropriate) personally or sent by post or facsimile transmission or given electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an email, opened) by the secretary of the Parent or Group Company (as appropriate) or such other person as may be nominated by them from time to time.

25.4	For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of the email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or software which could alter, damage or interfere with any computer software or email.

25.5	References in these Rules to notices or other communications being given electronically include those:

25.5.1	sent by SMS text message (to the telephone number last known by the sender to be the person’s telephone number);

25.5.2	sent by email (to the address last known by the sender to be the person’s email address); and

25.5.3	posted on an internal/external portal to which the employee or Participant has access.

26.	Stamp Duty

Any UK stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to, or to the order of a Participant, pursuant to the Plan (other than stamp duty or stamp duty reserve tax payable on a sale of Shares at the direction of the Participant or pursuant to Rule 19) shall be paid by the Parent or another Group Company.

27.	Currency Conversion and Transfer

No member of the Group shall be liable for any loss suffered by a Participant due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

28.	Third Party Rights

Except as otherwise expressly stated, neither the Plan nor the grant of any Option nor the UK Contracts (Rights of Third Parties) Act 1999, nor any equivalent statutory provision of the US or any other relevant jurisdiction, shall give any third party any rights under the Plan or any Option and that Act (and any such equivalent provision) shall not apply to this Plan or to the terms of any Option granted under it.

29.	Provisions of the Plan

29.1	Unless the Committee determines otherwise, if any provision of the Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, for the purposes of that jurisdiction:

29.1.1	such provision shall be considered severed; and

29.1.2	the remainder of the provisions of the Plan shall continue in full force and effect as if the Plan had been established with the invalid, illegal or unenforceable provision eliminated.

30.	Termination of the Plan

No Option may be granted after the tenth anniversary of the approval of the Plan by shareholders of the Parent but the Plan may be terminated at any earlier time by the Board of Directors or the Committee. Any rights of Participants then subsisting shall remain in force.

31.	Governing Law

31.1	The Plan and any Option shall be governed by and construed in all respects in accordance with the laws of England and Wales.

31.2	The courts of England and Wales shall have jurisdiction in respect of any claims, disputes or differences arising under or in connection with the Plan or any Option.

31.3	In relation to the Plan and any documentation relating to or concerning it, the English language versions of the documents will prevail, so that if there is any conflict between the terms or provisions of a document in English and the same document in another language, the document in English will take precedence.

32.	Effective Date and Approval of Shareholders

The Plan shall take effect on 28 April 2016, being the later of its adoption by the Board of Directors and its approval by the holders of a majority of the Shares present or represented and entitled to vote at a meeting of shareholders, which approval occurred within twelve (12) months of the adoption of the Plan by the Board of Directors.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

Schedule

International section of the ARM Holdings plc Employee Stock Purchase Plan

1.	Application

1.1	This Schedule specifies the terms on which the Plan is modified in its application to any Option granted or to be granted to a person resident outside the US (or within the US, where the Committee determines it to be appropriate), where the Option is not intended to qualify under Section 423 of the Code.

1.2	The Rules of the Plan apply except as, and to the extent, modified in accordance with the terms of this Schedule.

2.	Meaning of terms used

2.1	Terms defined in Rule 1 of the Plan have the same meanings except as provided otherwise below.

2.2	The definitions below shall apply to Options granted under this Schedule:

“Compensation” means the amount of gross basic pay excluding overtime, commissions, incentive or bonus awards, company pension contributions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains from share options or awards and similar items payable to that person by any member of the Group;

”Exchange Rate” means the exchange rate designated by the Committee from time to time for the purpose of converting local currency into British pounds or British pounds into local currency, as appropriate; and

“Phantom Option” means a contingent right to receive, under the Plan, on exercise:-

(i)	a cash sum equal to the amount, if any, by which the Fair Market Value at that time exceeds the Option Price, multiplied by a number of notional Shares, such number of notional Shares (or the formula by which such number will be calculated) to be specified at the Offering Date in connection with the level of contribution the employee agrees to make pursuant to the Offering; and

(ii)	a refund of any payroll deductions (or payroll deductions equal to the aggregate Option Price payable in relation to that exercise) taken from the Participant, with any remaining balance to be rolled over in accordance with Rule 12.4 of the Plan.

3.	Eligibility

The Committee may from time to time determine that some or all of the employees (including employees who are also directors) of one or more Designated Subsidiaries may be offered an opportunity to participate in the Plan (as modified by this Schedule) provided that as of the Offering Date they have completed any Service Requirement. Rule 6 of the Plan shall be modified accordingly.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

4.	Employee contributions

4.1	Each eligible employee may authorize payroll deductions at any whole percentage up to a maximum of ten percent (10%) of his Compensation for each pay period (or such lower percentage figure as may be specified by the Committee in relation to an Offering). The Committee may specify a different maximum for eligible employees of different Designated Subsidiaries.

4.2	The figure in paragraph 4.1 above may be increased to twenty percent (20%) if the Committee determines that exceptional circumstances exist.

4.3	Rule 8.1 of the Plan shall be modified accordingly.

4.4	The Committee may determine, in relation to any eligible employee, that contributions to the Plan may be made otherwise than by payroll deduction, in which case the Committee will specify the alternative arrangements for paying the amounts required under the Plan and, in such cases, the Rules of the Plan referring to payroll deductions will be read and construed accordingly.

4.5	For the avoidance of doubt, this paragraph 4 is subject to the limits contained in Rule 4 of the Plan.

5.	Phantom Options

5.1	The Committee may exercise its discretion, where it considers that it is necessary or desirable to do so, to provide that specified employees (including employees who are also directors) of one or more Designated Subsidiaries who, as of the Offering Date, have completed any Service Requirement shall receive a Phantom Option on substantially the same terms as Options granted under this Schedule (save that there shall be an entitlement to receive cash rather than Shares at exercise).

5.2	Following exercise of a Phantom Option, the Parent or any other Group Company shall pay the Participant the cash sum due and refund any relevant payroll deductions, without interest, as soon as practicable, subject to Rule 19 of the Plan.

5.3	References to Options in the Plan (including this Schedule) shall be interpreted to include references to Phantom Options where appropriate in the context of a Phantom Option (modified as necessary to take account of the entitlement to cash rather than Shares).

6.	Corporate Events

The provisions of Rule 18 shall apply except and to the extent otherwise specified by the Committee at the Offering Date.

7.	References to the Code that do not apply

7.1	The definition of “Fair Market Value” shall apply without the proviso referring to the Code.

7.2	The last sentence of Rule 7.1 of the Plan shall not apply.

7.3	Rule 11.2 of the Plan shall not apply.

ARM Holdings plc – Rules – Employee Stock Purchase Plan

7.4	Rules 18.2.1 and 18.3 of the Plan shall have effect so that the requirement for the variation or adjustment not to be a modification of an Option under the Code does not apply.

7.5	Rule 21.1 of the Plan shall have effect without the reference to the shareholder approval requirement in the Code.

8.	US Section 409A

8.1	Notwithstanding Rule 21.1 of the Plan, the Committee shall have authority to amend the terms of any Option granted under this Schedule without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure that the Option is not and/or does not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.

8.2	If any provision of the Plan as modified by this Schedule and/or the terms of any Option or prospective Option granted or proposed to be granted to an employee who is subject to taxation under the Code or is likely to become so would or might contravene any US regulations or US treasury guidance promulgated under or in relation to Section 409A of the Code, or would or might cause such Option or prospective Option to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Option and/or the terms of a subsisting Option and/or the terms of a prospective Option which it is considered may be or may become subject to taxation under the Code shall be automatically modified (in the case of a subsisting Option) or modified in order to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the subsisting or other Option without violating the provisions of Section 409A of the Code PROVIDED first, that such modifications would not themselves cause a breach of the Code and secondly that the terms of the Plan and/or the relevant Option will not, as a result, be materially more advantageous to the affected employee or Participant than would otherwise be permitted.

ARM Holdings plc – Rules – Employee Stock Purchase Plan